Exhibit 99.1

Extract of Commercial Register of RWE Supply & Trading GmbH

Number of entry	a) Company name b) Registered office, place of business, domestic business address, person entitled to receive, branch offices c) Object of the company	Nominal or share capital

a) General powers of representation

b) Management board, governing body, executive directors, personally liable partner, managing directors, authorised representatives and special powers of representation

				Prokura (authority to act on behalf of the principal in respect of all transactions in and out of court in scope of mercantile trade)	a) Legal form, commencement, (Memorandum and) Articles of Association b) Other legal relationships	a) Date of entry b) Remarks

1	2	3	4	5	6	7

…

96

Joint Prokura together with a managing director or another Prokura holder:

Rees, Michael William Maxwell, Devizes (Great Britain), born 17 March 1967

Suleman, Mohamed Shabir, Swindon (Great Britain), born 29 February 1964

Glibbery, Richard James, Swindon (Great Britain), born 17 March 1980

Humphries, Terri Louise, Marlborough (Great Britain), born 25 November 1973

Patterson, Julian, London (Great Britain), born 18 November 1972

Coleridge, Adrian, Berkhamsted (Great Britain), born 13 December 1974

						a) 30 September 2013 Werner

…

118

Joint Prokura together with a managing director or another Prokura holder:

Ullrich, Christina, Düsseldorf, born 20 October 1976

Dr Papamantellos, Kostas, London / United Kingdom, born 4 December 1971

Papadopoulos, Harry, New Jersey / United States, born 30 April 1960

						a) 7 May 2018 Gieseler